Execution Copy

LOAN AND SECURITY AGREEMENT

by and among

Gwenco, Inc.,

as the Borrower,

Interstellar Holdings, LLC,

as the Lender,

and

Quest Minerals & Mining Corp.

and

Quest Minerals & Mining, Ltd.,

as Guarantors

Dated as of March 8, 2010

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	1
	1.3	Code	1
	1.4	Construction	1
	1.5	Schedules and Exhibits	2
2.	LOANS AND TERMS OF PAYMENT		2
	2.1	Revolving Credit Loans	2
	2.2	Borrowing Procedures	2
	2.3	Payments	3
	2.4	Overadvances	4
	2.5	Interest Rates; Payments; Calculations	4
	2.6	Authority	5
3.	CONDITIONS; TERM OF AGREEMENT		5
	3.1	Conditions Precedent to the Initial Extension of Credit	5
	3.2	Conditions Precedent to all Extensions of Credit	5
	3.3	Term	6
	3.4	Effect of Termination	6
4.	CREATION OF SECURITY INTEREST		6
	4.1	Grant of Security Interest	6
	4.2	Negotiable Collateral	6
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	6
	4.4	Delivery of Additional Documentation Required	7
	4.5	Power of Attorney	7
	4.6	Right to Inspect	7
5.	REPRESENTATIONS AND WARRANTIES		7
	5.1	No Encumbrances	8
	5.2	Accounts	8
	5.3	Inventory	8
	5.4	Collateral	8
	5.5	Location of Inventory and Equipment	8
	5.6	Name; Background Information; Location of Chief Executive Office; Previous Names and Locations	8
	5.7	Due Organization and Qualification; Subsidiaries	8
	5.8	Due Authorization; No Conflict	9
	5.9	Litigation	10
	5.10	Fraudulent Transfer	10
	5.11	Employee Benefits	10
	5.12	Environmental Condition	11
	5.13	Intellectual Property	11
	5.14	Leases	11
	5.15	Indebtedness	11
	5.16	No Employee Disputes; Labor Matters	12
	5.17	DDAs	12
	5.18	Bankruptcy Case	12

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	5.19	Financial Statements	12
	5.20	MAC	12
	5.21	Permits	12
	5.22	Compliance with Laws	12
	5.23	Taxes	13
	5.24	Complete Disclosure	13
6.	AFFIRMATIVE COVENANTS		13
	6.1	Accounting System	13
	6.2	Collateral Reporting	13
	6.3	Financial Statements, Reports, Certificates	14
	6.4	Maintenance of Properties	15
	6.5	Taxes	16
	6.6	Insurance	16
	6.7	Location of Inventory and Equipment	16
	6.8	Compliance with Laws	17
	6.9	Leases	17
	6.10	Existence	17
	6.11	Environmental	17
	6.12	ERISA	17
	6.13	Proceedings or Adverse Changes	19
	6.14	Chapter 11 Case	19
	6.15	Cash Management	20
	6.16	Permits	20
	6.17	Disclosure Updates	20
7.	NEGATIVE COVENANTS		20
	7.1	Indebtedness	20
	7.2	Liens	20
	7.3	Consignments	20
	7.4	Restrictions on Fundamental Changes	20
	7.5	Disposal of Assets	21
	7.6	Change Name or Structure	21
	7.7	Guarantee	21
	7.8	Nature of Business	21
	7.9	Prepayments and Amendments	21
	7.10	Change in Ownership or Management	21
	7.11	Distributions	21
	7.12	Accounting Methods	21
	7.13	Acquisitions; Investments	21
	7.14	Transactions with Affiliates	21
	7.15	Suspension	21
	7.16	Use of Proceeds	22
	7.17	Securities Accounts	22
	7.18	Financial Covenants	22
	7.19	Bank Accounts and Other Treasury Management Services	22
	7.20	OFAC	22
	7.21	Illegal Payments	22

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8.	EVENTS OF DEFAULT		22
9.	THE LENDER’S RIGHTS AND REMEDIES		25
	9.1	Rights and Remedies	25
	9.2	Remedies Cumulative	26
10.	TAXES AND EXPENSES		26
11.	WAIVERS; INDEMNIFICATION		27
	11.1	Demand; Protest; etc	27
	11.2	The Lender’s Liability for Collateral	27
	11.3	Indemnification	27
12.	NOTICES.		28
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		29
14.	ASSIGNMENTS; SUCCESSORS		30
	14.1	Assignments	30
	14.2	Successors	30
15.	AMENDMENTS; WAIVERS		30
	15.1	Amendments and Waivers	30
	15.2	No Waivers; Cumulative Remedies	30
16.	GUARANTY		30
	16.1	Guaranty	30
	16.2	Guaranty Absolute	31
	16.3	Waiver	31
	16.4	Continuing Guaranty; Assignments	32
	16.5	Subrogation	32
17.	GENERAL PROVISIONS		33
	17.1	Section Headings	33
	17.2	Interpretation	33
	17.3	Severability of Provisions	33
	17.4	Counterparts; Facsimile Execution	33
	17.5	Revival and Reinstatement of Obligations	33
	17.6	Integration	33

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented, and/or renewed from time to time, this “Agreement”) is entered into as of March 8, 2010 among Interstellar Holdings, LLC, a Nevada limited liability company (together with its successors and assigns, the “Lender”), Gwenco, Inc., a Kentucky corporation (the “Borrower”), Quest Minerals & Mining Corp., a Utah corporation (“Parent”) and Quest Minerals & Mining, Ltd., a Nevada corporation (“Quest-NV”, and together with Parent, the “Guarantors” and each a “Guarantor”).

WHEREAS, on January 28, 2007, the Borrower commenced a bankruptcy case (the “Chapter 11 Case”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern Division of Kentucky, Ashland Division (the “Bankruptcy Court”);

WHEREAS, pursuant to an Order of the Bankruptcy Court dated August 15, 2007, the Lender provided debtor-in-possession financing to the Borrower (the “DIP Loan”) and in such capacity, the Lender is referred to as the Existing Lender.

WHEREAS, Quest-NV owns all the outstanding equity of the Borrower, and Parent owns all of the outstanding equity of Quest-NV.

The parties agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  For purposes of this Agreement, the terms set forth at Exhibit A shall have the definitions set forth therein.

1.2           Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles, as in effect from time to time in the United Sates, consistently applied (“GAAP”).  Any reference to the term “financial statements” shall include the notes and schedules thereto.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Uniform Commercial Code adopted in the Commonwealth of Kentucky, as in effect from time to time (the “Code”), unless otherwise defined herein.

1.4           Construction.  Unless the context of any Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “include” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in any Loan Document refer to such Loan Document as a whole and not to any particular provision of such Loan Document.  Unless otherwise specifically noted, any reference in any Loan Document to any agreement, instrument, or document shall include all amendments, restatements, supplements, and renewals.  Any reference to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained in any Loan Document shall additionally be satisfied by an electronic transmission and any such writing or electronic transmission shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5         Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.           LOANS AND TERMS OF PAYMENT.

2.1         Revolving Credit Loans.

(a)           Subject to the terms and conditions of this Agreement, and until March 8, 2015 (the “Revolving Credit Maturity Date”), the Lender agrees to make revolving credit Loans (the “Revolving Credit Loans”) to the Borrower in an amount at any one time outstanding not to exceed an amount equal to $2,136,902.21 (the “Maximum Revolver Amount”).  The Revolving Credit Loan shall be evidenced by the Promissory Note.

(b)           The Lender shall have no obligation to make any Revolving Credit Loans when a Default or Event of Default has occurred and is continuing.

(c)           Amounts borrowed under the Revolving Credit Loans may be repaid and, subject to the terms and conditions of this Agreement, reborrowed prior to the Revolving Credit Maturity Date or the earlier termination of this Agreement.

(d)           If, at any time, the outstanding balance of the Revolving Credit Loans exceeds any of the limits specified in this Agreement, the Borrower shall use commercially reasonable efforts to pay to the Lender an amount sufficient to pay down any such excess.

2.2         Borrowing Procedures.

(a)           All Loans may, at the Lender’s option, be advanced in response to a written request by an Authorized Person delivered to the Lender (which request must be in the form of Exhibit B hereto (a “Borrowing Request”) and received by the Lender no later than 11:00 a.m. Fairfield, Connecticut time on the day that is five (5) Business Days prior to the requested Funding Date) specifying (i) the amount of such Borrowing and (ii) the requested Funding Date, which shall be a Business Day.  Each Borrowing Request shall constitute the Borrower’s representation and warranty that the conditions precedent set forth in Section 3.2 have been satisfied.

(b)           The Lender shall record each Borrowing, and any prepayment of Loans or conversions under the Promissory Note, on Exhibit A to the Promissory Note and on the Lender’s books and records.  Lender shall provide Borrower and Parent with a copy of any amendments to Exhibit A to the Promissory Note and Borrower and Parent shall have 10 days afer receipt of such amended Exhibit A to notify Lender of any objectons to the notations thereunder.  The Lender’s notatons on such Exhibit A to the Promissory Note (absent objection by Borrower or Parent) and on its books and records shall be conclusive, absent manifest error; provided, however, that the Lender’s failure to make any such notation shall not affect the Loan Parties’ obligations hereunder.  The Lender’s books and records shall be prima facie evidence of the outstanding principal amount of Revolving Credit Loans.

2.3         Payments.

(a)          Payments by the Borrower.  Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Lender and shall be made in immediately available funds no later than 11:00 a.m. Fairfield, Connecticut time on the date specified herein.  Any payment received by the Lender later than 3:00 p.m. Fairfield, Connecticut time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)         Application.

(i)           All payments shall be remitted to the Lender and all such payments, and all proceeds of Accounts or other Collateral received by the Lender, shall be applied to the Obligations as the Lender elects or as follows:

A.           first, to pay any Lender Expenses and fees then due under the Loan Documents until paid in full,

B.           second, to pay interest then due in respect of the Loans until paid in full,

C.           third, to pay principal then due in respect of all Loans (in the inverse order of maturity) until paid in full,

D.           fourth, to pay any other Obligations until paid in full, and

E.           fifth, to the Borrower or such other Person entitled thereto under applicable law.

(ii)           For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(iii)           In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(c)           Effect of Termination.  The outstanding unpaid principal balance and all accrued and unpaid interest on the Loans shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.  All amounts outstanding under the Loans shall constitute Obligations.

2.4         Overadvances.  If, at any time or for any reason, the amount of Revolving Credit Loans owed by the Borrower to the Lender pursuant to this Article 2 is greater than the limitations set forth in any provision of this Article 2 (an “Overadvance”), the Borrower shall use commercially reasonable efforts to promptly  pay to the Lender, in cash, the amount of such excess, which amount shall be used by the Lender to reduce the Revolving Credit Loans in accordance with the priorities set forth in Section 2.3(b)(i).  In addition, the Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.5         Interest Rates; Payments; Calculations.

(a)           Interest Rates.  Except as provided in clause (b) below, all Loans and related Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to twelve percent (12%).

(b)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of the Lender), all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to eight percent (8%) above the per annum rate otherwise applicable hereunder.

(c)           Payment.  Except only as specifically provided otherwise in this Agreement, all accrued and unpaid interest and all other fees payable hereunder shall be due and payable, in arrears, on the 10th day of each month at any time that Obligations are outstanding or this Agreement remains in force or effect.  Wherever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.  Any interest not paid when due shall thereafter constitute Revolving Credit Loans hereunder and shall accrue interest at the rate then applicable to Revolving Credit Loans hereunder.

(d)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(e)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable; provided, however, that notwithstanding anything to the contrary herein, if any rate or rates of interest or manner of payment specified herein exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payments received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6         Authority.  The Lender is authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.

3.           CONDITIONS; TERM OF AGREEMENT.

3.1         Conditions Precedent to the Initial Extension of Credit.  The obligation of the Lender to make the initial Loan (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of the Lender, or waiver by the Lender, of each of the conditions precedent set forth in Section 3.2 and in Exhibit C attached hereto.

3.2         Conditions Precedent to all Extensions of Credit.  The obligation of the Lender to make Loans (or otherwise to extend credit hereunder) after the initial Loan shall be subject to the following conditions precedent:

(a)           the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)           after giving effect to the Loan, the Maximum Revolver Amount shall not be exceeded;

(d)           no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against the Borrower, the Lender, or any of their Affiliates;

(e)           no Material Adverse Change shall have occurred; and

(f)           the Borrower shall have submitted a Borrowing Request.

3.3         Term.  This Agreement shall become effective upon the execution and delivery hereof by each Loan Party and the Lender and shall continue in full force and effect for a term ending on the Revolving Credit Maturity Date.  The foregoing notwithstanding, the Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4         Effect of Termination.  On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand.  No termination of this Agreement, however, shall relieve or discharge any Loan Party of its duties, Obligations, or covenants hereunder and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been fully, finally, and indefeasibly paid and the Lender’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been fully, finally, and indefeasibly paid and the Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Lender will, at the Loan Parties’ sole expense, execute and deliver or authorize any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by the Lender with respect to the Obligations.

4.           CREATION OF SECURITY INTEREST.

4.1         Grant of Security Interest.  The Borrower hereby grants to the Lender a first priority, continuing security interest in all of the Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by each Loan Party of each of its covenants and duties under the Loan Documents.  The Lender’s Liens in and against the Collateral shall attach to all Collateral without the requirement of any further action on the part of the Borrower or the Lender.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, the Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2         Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, the Borrower, promptly upon the request of the Lender, shall endorse and deliver physical possession of such Negotiable Collateral to the Lender.

4.3         Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default, the Lender or the Lender’s designee may (a) notify Account Debtors of the Borrower (with concurrent notice to the Borrower) that the Accounts, chattel paper, or General Intangibles have been assigned to the Lender or that the Lender has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Lender Expenses.  Each Loan Party agrees that it will hold in trust for the Lender, as the Lender’s trustee, any proceeds of Collateral that it receives and immediately will deliver said proceeds of Collateral to the Lender in their original form as received by such Loan Party.

4.4         Delivery of Additional Documentation Required.  At any time upon the request of the Lender, the Borrower shall execute and deliver, or cause to be executed and delivered, to the Lender any and all security agreements, pledges, assignments, endorsements of certificates of title, waivers, access agreements, and all other documents (the “Additional Documents”) that the Lender may reasonably request to perfect and continue perfected or better perfect the Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired).

4.5         Power of Attorney.  The Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as the Borrower’s true and lawful attorney, with power to (a) if the Borrower refuses to, or fails within five (5) Business Days to execute and deliver any of the documents described in Section 4.4, sign the name of the Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign the Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) at any time that an Event of Default has occurred and is continuing, send requests for verification of Accounts, (d) endorse the Borrower’s name on any collection item that may come into the Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Lender determines to be reasonable, and the Lender may cause to be executed and delivered any documents and releases that the Lender determines to be necessary.  The appointment of the Lender as the Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender’s obligations to extend credit hereunder are terminated.

4.6         Right to Inspect.  The Lender shall, upon reasonable notice to the Borrower and during normal business hours,  have the right, from time to time hereafter to inspect the Books and to examine, check, test, and appraise the Collateral.

5.           REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement, each Loan Party, jointly and severally, makes the following representations and warranties to the Lender, which shall be true, correct, and complete in all material respects as of the date hereof, and shall be true, correct, and complete in all material respects as of the Closing Date, and at and as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.  Except as otherwise disclosed in any document filed by any Loan Party with the SEC or with the Bankruptcy Court in connection with the Chapter 11 Plan, each Loan Party represents and warrants as follows:

5.1         No Encumbrances.  The Borrower has good and indefeasible title to all of its assets and properties, including the Collateral, free and clear of Liens, as provided in the Confirmation Order, except for Permitted Liens.

5.2         Accounts.  The Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the Borrower’s business, owed to the Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

5.3         Inventory.  All Inventory is of good and merchantable quality, free from material defects.

5.4         Collateral.  All of the Collateral is used or held for use in the Borrower’s business, is fit for such purposes, and, if Equipment or other tangible asset (other than any Equipment or other tangible asset which qualifies for a Permitted Disposition), is in good condition and repair, subject to ordinary wear and tear.  The Collateral constitutes all of the assets and properties necessary for the current conduct of Borrower’s business and conforms in all material respects with all applicable ordinances, regulations and laws relating to their use and operation.

5.5         Location of Inventory and Equipment.  Other than as listed on Schedule 5.5, the Inventory and Equipment are not stored with a bailee, warehouseman, or similar party, and are located only at the locations identified on Schedule 5.5.

5.6         Name; Background Information; Location of Chief Executive Office; Previous Names and Locations.  The exact legal name, type of entity, jurisdiction of formation, organizational identification number, and tax identification number of each Loan Party  are listed at Schedule 5.6.  The chief executive office and a mailing address of each Loan Party are located at the address indicated in Schedule 5.6.  Within the past 5 years, other than as listed on Schedule 5.6, no Loan Party has conducted business under, or been known by, any other name or had any business locations except those listed on Schedule 5.6.

5.7         Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business in each state where such qualification is required, except where the failure to be so qualified does not result in a Material Adverse Change.  Each Loan Party has all requisite power and authority to conduct its business as presently conducted and to own and operate its properties and assets.

(b)           Set forth on Schedule 5.7(b) is a complete and accurate description of the authorized Stock of the Borrower, by class, and, as of the Closing Date, a description of the number of shares, units, or percentage interests of each such class that are issued and outstanding and the owners of such shares, units, or percentage interests.  Other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any shares, units, or percentage interests of the Borrower’s Stock, including any right of conversion or exchange under any outstanding security or other instrument.  The Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares, units, or percentage interests of its Stock or any security convertible into or exchangeable for any of its Stock.

(c)           The Borrower has no direct or indirect Subsidiaries.  The Guarantors’ Subsidiaries are listed on Schedule 5.7 (c).

5.8         Due Authorization; No Conflict.

(a)           Each Loan Party has the requisite power to execute, deliver and perform this Agreement and the Loan Documents to which it is a named party.  Subject to the approval of the Bankruptcy Court pursuant to the Confirmation Order, the execution, delivery, and performance by each Loan Party of this Agreement and the Loan Documents to which it is a named party have been duly authorized by all necessary action on the part of such Loan Party.

(b)           This Agreement and the other Loan Documents to which it is a named party have been duly executed and delivered by each Loan Party.

(c)           Subject to the approval of the Bankruptcy Court pursuant to the Confirmation Order, the execution, delivery, and performance by each Loan Party of this Agreement and the Loan Documents to which it is a named party do not and will not (i) violate in any material respect any provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a material default under any material contractual obligation of any Loan Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s shareholders, members, or equity holders or any approval or consent of any third party under any material contractual obligation of any Loan Party.

(d)           The execution, delivery, and performance by each Loan Party of this Agreement and the Loan Documents to which each Loan Party is a named party do not and will not require to the knowledge of any Loan Party, any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, except approval of the Bankruptcy Court pursuant to the Confirmation Order.

(e)           Subject to the approval of the Bankuptcy Court pursuant to the Confirmation Order, this Agreement and the other Loan Documents to which each Loan Party is a named party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party, will be the legally valid and binding obligations of each Loan Party, enforceable against each Loan Party in accordance with their respective terms, except as enforceability may be limited by general principles of equity.

(f)           Subject to the approval of the Bankruptcy Court pursuant to the Confirmation Order, the Lender’s Liens in and against the Collateral are validly created, enforceable, perfected, and first priority Liens, subject only to Permitted Liens.

5.9         Litigation.  Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings pending or, to the best knowledge of each Loan party, threatened against any Loan Party.

5.10       Fraudulent Transfer.

(a)           Assuming the initial Loan is made pursuant to Section 3.1 hereof, the Borrower is and will be Solvent as of the effective date of the Chapter 11 Plan.

(b)           No transfer of property is being made by the Borrower and no obligation is being incurred by the Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or otherwise in violation of any fraudulent transfer or conveyance law.

5.11       Employee Benefits.  None of the Borrower or any of its Subsidiaries or any ERISA Affiliate maintains or contributes to any Benefit Plan or Retiree Health Plan other than those listed on Schedule 5.11. Each such Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the IRC applicable thereto.  The Borrower, each of its Subsidiaries, and each ERISA Affiliate has fulfilled all obligations related to the minimum funding standards of ERISA and the IRC for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the IRC and has not incurred any liability (other than routine liabilities for premiums) under Title IV of ERISA.  No Termination Event has occurred nor has any other event occurred that may result in such a Termination Event that could reasonably be expected to result in a Material Adverse Change.  No event or events have occurred in connection with which the Borrower, any of its Subsidiaries, any ERISA Affiliate, any fiduciary of a Benefit Plan or any Benefit Plan, directly or indirectly, would be subject to any liability, individually or in the aggregate, under ERISA, the IRC or any other law, regulation, or governmental order or under any agreement, instrument, statute, rule of law, or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation, or order that could reasonably be expected to result in a Material Adverse Change.  No ERISA Affiliate has incurred, or could reasonably be expected to incur, any liability under ERISA, the IRC, or any other applicable law that has had or could reasonably be expected to result in a Material Adverse Change.

5.12       Environmental Condition.  Except as set forth on Schedule 5.12, (a) none of any Loan Party’s properties or assets has ever been used by a Loan Party or to any Loan Party’s knowledge by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release, or transport was in violation, in any material respect, of any applicable Environmental Law, (b) none of any Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by a Loan Party, and (d) no Loan Party has received a summons, citation, notice, or directive from the U.S. Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by a Loan Party resulting in the releasing or disposing of Hazardous Materials into the environment or relating to any Environmental Law.

5.13       Intellectual Property.  The Borrower to its knowledge owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, except where the failure to hold such license, trademark, trade name, copyright patent and patent rights would not have a Material Advese Change.  Attached hereto as Schedule 5.13 is a true, correct, and complete listing of all patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which the Borrower is the owner or is an exclusive licensee.

5.14       Leases.  The Borrower enjoys peaceful and undisturbed possession under all leases material to the business of the Borrower and to which the Borrower is a party or under which the Borrower is operating and such leases are listed on Schedule 5.14.  As of the effective date of the Chapter 11 Plan, all of such leases are valid and subsisting and no material default by the Borrower or any other party exists under any of them.

5.15       Indebtedness.  Set forth on Schedule 5.15 is a true and complete list of all Indebtedness of the Borrower outstanding as of the effective date of the Chapter 11 Plan that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.16       No Employee Disputes; Labor Matters.  There are no controversies pending or, to the best of any Loan Party’s knowledge, threatened between any Loan Party and any of its employees, other than those arising in the ordinary course of business that could not reasonably be expected to result in a Material Adverse Change.  Other than as set forth in Schedule 5.16, there is (a) no unfair labor practice complaint pending against any Loan Party or, to the best knowledge of any Loan Party, threatened against any Loan Party, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to result in a Material Adverse Change is so pending against any Loan Party or, to the best knowledge of any Loan Party, threatened against any Loan Party, (b) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or, to the best knowledge of any Loan Party, threatened against any Loan Party, and (c) no union representation or question of union representation with respect to the employees of any Loan Party and no union organizing activity involving any Loan Party or its employees.

5.17       DDAs.  Set forth on Schedule 5.17 are all of the Borrower’s DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

5.18       Bankruptcy Case.   The Chapter 11 Case was commenced in accordance with applicable law and proper notice thereof, and of the hearing for the approval of the Confirmation Order, have been given.  Following entry of the Confirmation Order, the Chapter 11 Plan has become effective by its terms.

5.19       Financial Statements.  The Loan Parties (in consolidated form) and the Borrower (individually) have delivered to the Lender all financial statements of the Loan Parties and the Borrower, including balance sheet and income statement, for the fiscal year ended December 31, 2007 and for the nine (9) months ended September 30, 2008.  In the case of audited statements, such statements are accompanied by an unqualified report of such auditors.  All such statements were prepared in accordance with GAAP and from the books and records of the Loan Parties and fairly present in all material repsects the financial condition, operations and results of operations of the Loan Parties as at and for the respective periods then ended.

5.20       MAC.  Since January 1, 2007, no Material Adverse Change has occurred except for the Chapter 11 Case.

5.21       Permits.  The Borrower holds all permits, licenses and approvals (“Permits”) necessary for the conduct of its business, each such permit, license, and approval is in full force and effect, and the Borrower is not in default thereunder.

5.22       Compliance with Laws.  Each of the Loan Parties has complied in all material respects with all of the laws, rules, regulations, orders, judgments, decrees and other requirements imposed by any Governmental Authority applicable to its business, and no Loan Party has received any notice or citation for noncompliance with any of the foregoing.  To its best knowledge, each of the Loan Parties is not aware of any condition or event which, after notice or lapse of time, or both, would constitute noncompliance with any of the foregoing.

5.23       Taxes.  Except to the extent excused by the Bankruptcy Code or an applicable order of the Bankruptcy Court, the Loan Parties have timely filed all state, federal and local tax returns, information returns, and reports required to be filed with respect to their businesss and have paid all taxes, assessments fees and other charges shown thereon to be due.  All taxes which any Loan Party is required to withhold or to collect have been duly withheld and collected and, if required to be paid over to the proper Governmental Authority, have been so paid.

5.24       Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of any Loan Party to the Lender or the Bankruptcy Court (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein, or for purposes of or in connection with the Chapter 11 Plan and entry of the Confirmation Order, is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Loan Party to the Lender or the Bankruptcy Court will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect in light of the circumstances under which such information was provided.

6.           AFFIRMATIVE COVENANTS.

Each of the Borrower and, with respect to Sections 6.1, 6.3, 6.5, 6.8, 6.10, and 6.17 only, each Guarantor covenants and agrees that, so long as any credit hereunder shall be available and until full, final, and indefeasible payment of the Obligations, such Loan Party shall do all of the following:

6.1          Accounting System.  Maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time the Lender may reasonably request.  The Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2          Collateral Reporting.  Provide the Lender with the following documents at the following times in form and detail reasonably satisfactory to the Lender:

Monthly (not later than the 15th day of each month)	(a) a current aging, by Account Debtor, of Accounts,

(b) a current aging, by vendor (including landlords of leased real property), of Borrower’s accounts payable, and

(b) a current listing of Inventory.

Upon request by the Lender	(d) such other reports as to the Collateral, or the financial condition of the Loan Parties, as the Lender may reasonably request.

6.3         Financial Statements, Reports, Certificates.  Deliver to the Lender, at the Lender’s request:

(a)         as soon as available, and in any event within 15 days after the end of each month:

(i)           an internally prepared balance sheet and income statement covering the Loan Parties’ consolidated, and the Borrower’s separate, financial condition and results of operations at such date or during such period, as applicable,

(ii)          a Compliance Certificate signed by the chief financial officer or another senior officer of the Borrower in form and containing information required by the Lender;

(b)         as soon as available, but in any event within 105 days after the end of each of the Borrower’s fiscal years,

(i)           consolidated financial statements of the Loan Parties, and separate financial statements of the Borrower, for each such fiscal year, audited by independent certified public accountants reasonably acceptable to the Lender (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and such accountants’ audit report), and

(ii)          a certificate of such accountants addressed to the Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default;

(c)          within 5 days after filing by any Loan Party,

(i)           any filings made by any Loan Party with the SEC, via a link to the appropriate page of the SEC’s website,

(ii)          copies of the Loan Parties’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iii)         any filings made by any Loan Party with the Bankruptcy Court;

(d)         If any when filed by any Loan Party and as requested by the Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) any Loan Party conducts business or is required to pay any such excise tax, (ii) any Loan Party’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Loan Party, or (iii) any Loan Party’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change;

(e)           as soon as available, but in any event within 20 days before the start of Borrower’s fiscal year, copies of the Borrower’s Projections broken down on a quarterly basis, in form and substance satisfactory to the Lender, in its reasonable discretion, for that fiscal year;

(f)           as soon as the Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the Borrower proposes to take with respect thereto; and

(g)           upon the request of the Lender, any other report reasonably requested relating to the financial condition or performance of the Borrower.

The Borrower agrees that its independent certified public accountants are authorized to communicate with the Lender and to release to the Lender whatever financial information concerning the Loan Parties that the Lender may reasonably request.  Each of the Loan Parties waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by the Lender pursuant to or in accordance with this Agreement, and agrees that the Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

The Lender agrees that it shall keep any non-public financial or other information it receives pursuant to this section confidential and that Lender shall not disclose any such information to any person in any manner whatsoever; provided, however, that the Lender may make any disclosure of such information to which the Borrower has given its prior written consent.  In addition, the Lender acknowledges that it is aware that the United States securities laws prohibit the Lender and any person who has received material, non-public information about the Parent or its subsidiaries from purchasing or selling securities of the Parent or its subsidiaries, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  The Lender agrees that it will not, directly or indirectly, and that no person acting on its behalf of or pursuant to any understanding with the Lender, engage in any transactions in the securities of the Parent (including, without limitations, any short sales involving the Parent’s securities) from the date of disclosure of such information to the Lender until the time that such information is publicly disclosed.

6.4           Maintenance of Properties.  Maintain and preserve all of its properties, including Collateral, in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.5         Taxes.  Timely file all tax returns required to be filed and cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against, any Loan Party or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Each Loan Party will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that such Loan Party has made such payments or deposits.

6.6         Insurance.

(a)           At the Borrower’s expense, maintain insurance respecting its property and assets wherever located and business interruption and potential liabilities, covering hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to the Lender.  The Borrower shall pay all premiums as they come due and the Borrower shall deliver copies of all such policies to the Lender with satisfactory lender’s loss payable endorsements naming the Lender as sole loss payee and naming the Lender as additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Lender in the event of cancellation or revision of the policy for any reason whatsoever.

(b)           The Borrower shall give the Lender prompt notice of any loss covered by such insurance.  The Lender shall have the exclusive right to adjust, and to apply toward the Obligations any insurance proceeds (in the case of property insurance) relating to, any losses payable under any such insurance policies in excess of $25,000, without any liability to the Borrower whatsoever in respect of such adjustments.

(c)           The Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.6, unless the Lender is included thereon as named insured with the loss payable to the Lender under a lender’s loss payable endorsement or its equivalent.

6.7         Location of Inventory and Equipment.  Keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that the Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to the Lender not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the Borrower provides the Lender a duly executed Collateral Access Agreement for any such new location.

6.8         Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.9         Leases.  Pay when due all rents and other amounts payable under any leases to which the Borrower is a party or by which the Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.10       Existence.  At all times preserve and keep in full force and effect each Loan Party’s valid existence and good standing and any rights and franchises material to such Loan Party’s business.

6.11       Environmental.  (a) Keep any property either owned or operated by the Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to the Lender documentation of such compliance that the Lender reasonably requests, (c) promptly notify the Lender of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by the Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide the Lender with written notice within 10 days of the receipt of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of the Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Borrower, and (iii) notice of a violation, citation, or other administrative order that reasonably could be expected to result in a Material Adverse Change.

6.12       ERISA.  The Borrower will deliver to the Lender, at the Borrower’s expense, the following information at the times specified below:

(a)           within 10 Business Days after the Borrower, any of its Subsidiaries, or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC with respect thereto;

(b)           within 10 Business Days after the Borrower, any of its Subsidiaries, or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the IRC) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action that the Borrower or other such entities have taken, are taking, or propose to take with respect thereto;

(c)           within 30 Business Days after the filing thereof with the Department of Labor, Internal Revenue Service, or PBGC, copies of each annual report (Form 5500 series), including all schedules and attachments thereto, filed with respect to each Benefit Plan of the Borrower, its Subsidiaries, or any ERISA Affiliate;

(d)           within 30 Business Days after receipt by the Borrower, any of its Subsidiaries, or any ERISA Affiliate, copies of each actuarial report for any Benefit Plan or Multiemployer Plan of the Borrower, any of its Subsidiaries, or any ERISA Affiliate and copies of each annual report for any such Multiemployer Plan;

(e)           within 10 Business Days prior to the filing thereof with the Internal Revenue Service, a copy of any funding waiver request with respect to any Benefit Plan of the Borrower, its Subsidiaries, or any ERISA Affiliate and within 3 Business Days after receipt, any communication received by the Borrower, any of its Subsidiaries, or any ERISA Affiliate with respect to such request;

(f)           within 60 Business Days after the occurrence thereof, notification of any increase in the benefits of any existing Benefit Plan of the Borrower, any of its Subsidiaries, or any ERISA Affiliate or the establishment of any new Benefit Plan of the Borrower, any of its Subsidiaries, or any ERISA Affiliate or the commencement of contributions to any Benefit Plan to which the Borrower, any of its Subsidiaries, or any ERISA Affiliate was not previously contributing;

(g)           within 10 Business Days after receipt by the Borrower, any of its Subsidiaries, or any ERISA Affiliate, copies of any notice of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan;

(h)           within 10 Business Days after receipt by the Borrower, any of its Subsidiaries, or any ERISA Affiliate, copies of any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Benefit Plan or other employee pension benefit plan intending to qualify under section 401(a) of the Internal Revenue Code of the Borrower, any of its Subsidiaries, or any ERISA Affiliate under Section 401(a) of the IRC;

(i)           within 10 Business Days after receipt by the Borrower, any of its Subsidiaries, or any ERISA Affiliate, copies of any notice regarding the imposition of withdrawal liability under any Multiemployer Plan;

(j)           within 10 Business Days prior to the date the Borrower, any of its Subsidiaries, or any ERISA Affiliate intends to fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

(k)           within 10 Business Days after the Borrower, any of its Subsidiaries, or any ERISA Affiliate knows (i) a Multiemployer Plan of the Borrower, any of its Subsidiaries, or any ERISA Affiliate has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan of the Borrower, its Subsidiaries, or any ERISA Affiliate intends to terminate any such Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan of the Borrower, its Subsidiaries, or any ERISA Affiliate, a written statement setting forth any such event or information;

(l)           within 10 Business Days after the Borrower, any of its Subsidiaries, or any ERISA Affiliate knows that an ERISA Affiliate has incurred, or to the best knowledge of the Borrower or any of its Subsidiaries could reasonably be expected to incur, any liability under ERISA, the IRC, or any other law applicable to Benefit Plans that has had or could reasonably be expected to result in a Material Adverse Change, a statement of the chief financial officer of the Borrower describing such transaction and the action that the Borrower or other such entities have taken, are taking, or propose to take with respect thereto; and

(m)           within 30 days after receipt by the Borrower or any of its Subsidiaries of each actuarial report for any Retiree Health Plan of the Borrower or any of its Subsidiaries, copies of each such report.

For purposes of this Section 6.12, the Borrower, any of its Subsidiaries, and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Benefit Plan of which such entity is then the plan sponsor.

The Borrower will establish, maintain, and operate all Benefit Plans of the Borrower, any of its Subsidiaries, or any ERISA Affiliate in compliance in all material respects with the provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that the Borrower is in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation, or interpretation.

6.13       Proceedings or Adverse Changes.  The Borrower will as soon as practicable, and in any event within 5 Business Days after the Borrower learns of the following, give written notice to the Lender of any proceeding(s) being instituted, or threatened to be instituted, by or against the Borrower in any federal, state, local, or foreign court or before any commission or other regulatory body (federal, state, local, or foreign) that may expose the Borrower to liability in excess of $25,000 (without regard to whether any or all of such amount is covered by insurance) or that may result in injunctive or equitable relief against the Borrower.  The Borrower will as soon as possible, and in any event within 5 Business Days after the Borrower learns of the following, give written notice to the Lender of any Material Adverse Change.  Provision of any such notice by the Borrower will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

6.14       Chapter 11 Case.  Promptly, but in no event later than one (1) Business Day after the same is available, deliver to the Lender all pleadings, motions, applications, judicial information, financial information, and other documents filed by or on behalf of any Loan Party with the Bankruptcy Court.

6.15       Cash Management.  The Borrower shall maintain such accounts and cash management systems as are reasonably satisfactory to the Lender.

6.16       Permits.  The Borrower shall maintain all surety bonds with respect to the Permits and keep all Permits in full force and effect.

6.17       Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify the Lender if any information, exhibit, or report furnished, or any representation or warranty made by the Borrower, to the Lender is or becomes untrue in any respect, contained any untrue statement of a material fact, or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

7.           NEGATIVE COVENANTS.

The Borrower, and, with respect to Sections 7.4, 7.6, 7.8, 7.10, 7.15, 7.20, and 7.21 only, each Guarantor covenants and agrees that, so long as any credit hereunder shall be available and until full, final, and indefeasible payment of the Obligations, such Loan Party will not, without the consent of Lender, which consent shall not be unreasonably withheld, do any of the following:

7.1         Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)           Indebtedness to the Lender evidenced by this Agreement and the other Loan Documents; and

(b)           Permitted Purchase Money Indebtedness, provided that the Loan Parties will notify Lender of any intent to incur purchase money indebtedness and the identity of the proposed lender and will give Lender a right of first refusal to provide such purchase money financing.

7.2         Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3         Consignments.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.4         Restrictions on Fundamental Changes.

(a)           Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)           Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.5         Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets.

7.6         Change Name or Structure.  Change any Loan Party’s name, corporate structure or identity, jurisdiction of formation, organizational identification number, tax identification number, or add any new fictitious name; provided, however, that any Loan Party may change its name upon at least 10 days prior written notice by any Loan Party to the Lender of such change.

7.7         Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of the Borrower or that are transmitted or turned over to the Lender.

7.8         Nature of Business.  Make any change in the principal nature of its business.

7.9         Prepayments and Amendments.  Except in connection with the Obligations, prepay any Indebtedness of the Borrower or, directly or indirectly, amend any of the terms or conditions of any agreement, instrument, or writing evidencing  or concerning any Indebtedness.

7.10       Change in Ownership or Management.  Cause, permit, or suffer, directly or indirectly, any change in the ownership or management of the Borrower.

7.11       Distributions.  Make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of, the Borrower’s Stock, of any class, whether now or hereafter outstanding.

7.12       Accounting Methods.  Modify or change its method of accounting (other than as may be required to conform to GAAP).

7.13       Acquisitions; Investments.  Make any Acquisition or, except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment.

7.14       Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of the Borrower except for transactions that are in the ordinary course of the Borrower’s business, upon fair and reasonable terms, that are fully disclosed to the Lender, and that are no less favorable to the Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

7.15       Suspension.  Suspend or cease operating or conducting a substantial portion of its business, or shut down, idle or close any mines except for such suspensions as may be required by any Governmental Authority.

7.16       Use of Proceeds.  Use the proceeds of the Loans for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for working capital purposes.

7.17       Securities Accounts.  Establish or maintain any Securities Account unless the Lender shall have received a control agreement (in form and substance satisfactory to the Lender) in respect of such Securities Account.

7.18       Financial Covenants.  Intentionally Omitted.

7.19       Bank Accounts and Other Treasury Management Services.  Establish or maintain any deposit, disbursement, cash or treasury management, or other bank account with, or obtain treasury management services from, any bank or other financial institution other than as set forth on Schedule 5.18.

7.20       OFAC.  None of the Loan Parties or any of their Subsidiaries will use any Loan in violation of any applicable laws or regulations.  In connection with the foregoing, none of the Loan Parties or any of their Subsidiaries will use any Loan: (a) to fund any operations of, to finance any investments or activities in, or to make any payments to, any Person named on the list of specially designated nationals or blocked persons maintained by the United States Department of the Treasury’s Office of Foreign Assets Control; or (b) to fund any operations in, to finance any investments or activities in, or to make any payments to, an agency of the government of a country, an organization controlled by a country, or a Person resident in a country that is subject to a sanctions program administered by the United States Department of the Treasury’s Office of Foreign Assets Control under 31 C.F.R. Chapter V.

7.21       Illegal Payments.  None of the Loan Parties or any of their Subsidiaries nor any of their respective officers, directors, or agents has made or shall make any illegal payment or contribution of any kind (including, without limitation, payments, gifts, or gratuities), directly or indirectly, to any domestic or foreign governmental entity or to any domestic or foreign government official, employee, or agent, or any candidate therefor.

8.           EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1         If any Loan Party fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (other than Lender Expenses) and such failure shall continue for five (5) Business Days; or

8.2         If any Loan Party fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents and such failure shall continue for a period of ten (10) Business Days after written notice; or

8.3           If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person and such attachment has not been discharged after 30 days; or

8.4           If an Insolvency Proceeding is commenced by any Loan Party; or

8.5           If an Insolvency Proceeding is commenced against any Loan Party, and any of the following events occur:  (a) such Loan Party consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof (provided, however, that, during the pendency of such period, the Lender shall be relieved of its obligation to extend credit hereunder); (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party; or (e) an order for relief shall have been entered therein; or

8.6           If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for a period in excess thirty (30) days; or

8.7           If a notice of Lien, levy, or assessment is filed of record with respect to the Borrower’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of the Borrower’s assets and the same is not paid on the payment date thereof; or

8.8           If a judgment or other claim or decree (a) is entered against the Borrower and shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment, claim or decree, or (b) becomes a Lien or encumbrance upon any material portion of the Borrower’s properties or assets; or

8.9           If a default or event of default occurs under any other agreement or instrument between any Loan Party and the Lender or under any other agreement or instrument running to the benefit of the Lender from any Loan Party and such default continues for a period of ten (10) Business Days after written notice; or

8.10         If a default or event of default occurs with respect to any Indebtedness of any Loan Party and such default continues for a period of five (5) Business Days; or

8.11         If there is a default or event of default under any agreement to which the Borrower is a party that the Lender deems material and such default or event of default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Borrower’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein; or

8.12        If any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of subordination provisions agreed to in writing by the Lender that are applicable to such Indebtedness; or

8.13        If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender by any Loan Party or any officer, employee, agent, or director of any Loan Party; or

8.14        If this Agreement or any other Loan Document that purports to create a Lien in favor of the Lender, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.15        If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; or

8.16        If Parent shall fail to comply with the conversion provisions of the Promissory Note resulting in a Triggering Event (as defined in the Promissory Note); or

8.17        If there is a default or event of default under the Interstellar Royalty Agreement and such default continues for a period of ten (10) Business Days afer written notice; or

8.18        [Intentionally Omitted]; or

8.19        An SEC or judicial stop trade order or trading suspension by the OTC Bulletin Board, the Pink Sheets OTC Electronic Market, or a Subsequent Market (as defined in the Promissory Note) with respect to the Common Stock that lasts for five or more consecutive Trading Days; or

8.20        If the registration of the Common Stock with the SEC under the Exchange Act is revoked; or

8.21        If the Lender in its Permitted Discretion deems itself insecure with respect to payment of the Obligations or that the prospect of payment of the obligations is impaired.

9.           THE LENDER’S RIGHTS AND REMEDIES.

9.1         Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Lender may do any one or more of the following, all of which are authorized by the Loan Parties:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)           Cease advancing money or extending credit to or for the benefit of the Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between the Borrower and the Lender;

(c)           Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;

(d)           Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Lender considers advisable;

(e)           Without notice to or demand upon any Loan Party, make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interests in the Collateral.  The Borrower agrees to assemble the Collateral if the Lender so requires, and to make the Collateral available to the Lender at a place that the Lender may designate.  The Borrower authorizes the Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any party of it, and to pay, purchase, contest, or compromise any Lien that in the Lender’s determination appears to conflict with the Lender’s Liens and to pay all expenses incurred in connection therewith.  With respect to the Borrower’s owned or leased premises, the Borrower hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)           Without notice to any Loan Party (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by the Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by the Lender;

(g)           Hold, as cash collateral, any and all balances and deposits of the Borrower held by the Lender to secure the full and final repayment of all of the Obligations;

(h)           Sell the Collateral in compliance with the Code at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Borrower’s premises) as the Lender determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(i)           Seek the appointment of a receiver to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(j)           In the case of a default under Section 8.1, charge a late payment fee of five percent (5%) of the overdue payment.

The Lender shall have all other rights and remedies available to it at law or in equity or pursuant to any other Loan Documents.  Any deficiency that exists after disposition of the Collateral will be paid immediately by the Loan Parties to the Lender, and, if applicable, any excess will be returned, without interest and subject to the rights of third Persons, by the Lender to the Borrower

9.2         Remedies Cumulative.  The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any breach, Default, or Event of Default shall be deemed a continuing waiver.  No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

10.         TAXES AND EXPENSES.

(a)           The Borrower shall promptly, upon the Lender’s demand therefor, reimburse the Lender for all Lender Expenses.

(b)           If any Loan Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, the Lender, in its sole discretion and without prior notice to any Loan Party, may do any or all of the following:  (a) make payment of the same or any part thereof; (b) set up such reserves as the Lender deems necessary to protect the Lender from the exposure created by such failure; or (c) in the case of the failure to comply with Section 6.6 hereof, obtain and maintain insurance policies of the type described in Section 6.6 and take any action with respect to such policies as the Lender deems prudent.  Any such amounts paid by the Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any breach, Default, or Event of Default under this Agreement.  The Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.         WAIVERS; INDEMNIFICATION.

11.1       Demand; Protest; etc.  Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which any Loan Party may in any way be liable.

11.2       The Lender’s Liability for Collateral.  Each Loan Party hereby agrees that:  (a) so long as the Lender complies with its obligations, if any, under the Code, the Lender shall not in any way or manner be liable or responsible for  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person; and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

11.3       Indemnification.  Each Loan Party shall pay, indemnify, defend, and hold the Lender-Related Persons with respect to the Lender and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES THAT IN WHOLE OR IN PART WERE CAUSED BY, OR ARISE OUT OF, ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.        NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by the Borrower or the Lender to the other relating to this Agreement or any other Loan Document shall be in writing and shall be deemed given to a party: (a) when delivered to the appropriate address by hand; (b) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission (i.e. a “Read Receipt”) by the transmitting equipment; or (d) three (3) Business Days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address, or person as a party may designate by notice to the other party in writing given in accordance with this Section 12):

If to any Loan Party:	Gwenco, Inc.
18B East 5th Street
Paterson, NJ 07524
Attn: President
Fax No.: (973) 684-8009
E-mail Address: g2@harveywestbury.com

with a mandatory copy to:	Paul Stewart Synder, Esq.
1544 Winchester Ave, Suite 820
PO Box 1067
Ashland, Ky 41105-1067
Fax No.: (606) 324-1665
E-mail Address: ps@ws5.com

and	Indeglia & Carney
1900 Main Street, Suite 300
Irvine, CA 92614
Attn: Marc A. Indeglia, Esq.
Fax No.: (949) 861-3324
E-mail Address: marc@indegliacarney.com

If to the Lender:	Interstellar Holdings, LLC
1446 Redding Road
Fairfield, CT 06824
Attn: Leonard Amato
Fax No.: (203) 259-2272
E-mail Address: lininterstellar@gmail.com

with a mandatory copy to:	Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attn: Paige L. Ellerman, Esq.
Fax No.: (513) 381-0205
E-mail Address: ellerman@taftlaw.com

The Borrower acknowledges and agrees that notices sent by the Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telecopy, electronic mail, or any other method set forth above.

13.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF KENTUCKY.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN FAIRFIELD, CONNECTICUT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF THE LOAN PARTIES AND THE LENDER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)           EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.        ASSIGNMENTS; SUCCESSORS.

14.1       Assignments.

(a)           The Lender, at any time, may assign and delegate to one or more assignees (each an “Assignee”) all, or any part, of the Obligations and the other rights and obligations of the Lender hereunder and under the other Loan Documents,.

(b)           In connection with any such assignment or proposed assignment, the Lender may disclose all documents and information that it now or hereafter may have relating to the Borrower or the Borrower’s business.

14.2       Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither the Borrower nor any Guarantor may assign this Agreement or any rights or duties hereunder without the Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent by the Lender to assignment shall release the Borrower or any Guarantor from its Obligations.  The Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof.

15.        AMENDMENTS; WAIVERS.

15.1       Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the  Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.2       No Waivers; Cumulative Remedies.  No failure by the Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Lender in exercising the same, will operate as a waiver thereof.  No waiver by the Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by any Loan Party of any provision of this Agreement or any of the other Loan Documents.  The Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Lender may have.

16.        GUARANTY.

16.1       Guaranty.  Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Lender in enforcing any rights under the guaranty set forth in this Article.  This is a guaranty of payment not of collection.

16.2       Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto.  The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions.  The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of the Borrower; or

(e)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lender that might otherwise constitute a defense available to, or a discharge of, any Guarantor, the Borrower or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or any other Person, all as though such payment had not been made.

16.3       Waiver.  Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Lender exhaust any right or take any action against the Borrower or any other Person or any Collateral.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 16.3 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

16.4       Continuing Guaranty; Assignments.  This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the indefeasible cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and (ii) the Revolving Credit Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender and its successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), the Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its commitments, its loans, owing to it and any note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted the Lender herein or otherwise, in each case as provided in Article 14.

16.5       Subrogation.  Each Guarantor will not exercise any rights that it may now or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of any Guarantor’s obligations under this Article, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claims or remedy of the Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article shall have been indefeasibly paid in full in cash and the Revolving Credit Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Revolving Credit Maturity Date, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising.  If (i) any Guarantor shall make payment to the Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be indefeasibly paid in full in cash, and (iii) the Revolving Credit Maturity Date shall have occurred, the Lender will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

17.         GENERAL PROVISIONS.

17.1       Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to the entire Agreement.

17.2       Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender or the Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed and negotiated by both  parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of the parties hereto.

17.3       Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.4       Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telecopy or in portable document format via electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopy or electronic mail also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall also apply to each other Loan Document.

17.5       Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.6       Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed and delivered as of the date first written above.

THE LENDER:

INTERSTELLAR HOLDINGS, LLC

By:	/s/ Leonard Amato
Name: Leonard Amato
Title: Manager

THE BORROWER:

GWENCO, INC.

By:	/s/ Eugene Chiaramonte, Jr.
Name: Eugene Chiaramonte, Jr.
Title: President

THE GUARANTORS:

QUEST MINERALS & MINING CORP.

By:	/s/ Eugene Chiaramonte, Jr.
Name: Eugene Chiaramonte, Jr.
Title: President

QUEST MINERALS & MINING, LTD.

By:	/s/ Eugene Chiaramonte, Jr.
Name: Eugene Chiaramonte, Jr.
Title: President

EXHIBIT A

DEFINITIONS

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all “accounts” as such term is defined in the Code and includes all of the Borrower’s now owned or hereafter acquired right, title, and interest in accounts receivable and any and all supporting obligations in respect thereof.

“Acquisition” means any transaction or series of transactions designed to accomplish, or having the effect, for any Borrower or any Borrower’s Subsidiary of: (a) consolidating with or merging into any other Person; (b) permitting any other Person to merge into any Borrower or any Borrower’s Subsidiary; or (c) acquiring (or forming a new Subsidiary to acquire) all or substantially all of the assets or equity of any other Person or identifiable business units, divisions, or operations of any other Person, and “Acquisitions” means more than one Acquisition.

“Additional Documents” has the meaning set forth in Section 4.2.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person that owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors, managers, or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) and officer of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be presumed to be an Affiliate of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 14.1.

“Authorized Person” means any officer of the Borrower.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which the Borrower or any Subsidiary or ERISA Affiliate of the Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of the Borrower or any committee thereof duly authorized to act on behalf thereof.

 “Books” means all of the Borrower’s now owned and hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Loans made by the Lender to the Borrower.

“Borrowing Request” has the meaning set forth in Section 2.2(a).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which Connecticut banks are authorized or required to close.

“Capital Expenditures” means expenditures for the acquisition (including the acquisition by Capital Lease) or improvement of capital assets, as determined in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and which lease does not qualify as a Tax Operating Lease.  For purposes of this definition, “Tax Operating Lease” means any  “synthetic lease”, and any other lease (i) that is treated as a lease for purposes of the IRC, and (ii) the lessor under which is treated as the owner of the assets subject to the lease for purposes of the IRC.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means Dollar denominated investments in book-entry securities, negotiable instruments, or securities represented by instruments in bearer or registered form that evidence:

(a)           direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

(b)           demand deposits, time deposits, or certificates of deposit of any depositors institution or trust company incorporated under the laws of the United States of America or any state thereof (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall have a credit rating from each of the Rating Agencies in the highest investment category granted thereby; or

(c)           repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) above (such depository institution or trust company being referred to in this definition as a “financial institution”).

“Chapter 11 Case” has the meaning set forth in the recitals.

“Chapter 11 Plan” means that certain plan of reorganization proposed by the Borrower and the Parent in the Chapter 11 Case, in form and substance satisfactory to Lender, as the same may be amended, supplemented and restated from time to time.

“Closing Date” means the date of the making of the initial Loan (or other extension of credit) hereunder, which shall not occur prior to the effective date of the Chapter 11 Plan.

“Code” has the meaning set forth in Section 1.3.

“Collateral” means all of the Borrower’s now owned and hereafter acquired right, title, and interest in and to all of its assets and property, including each of the following:

(a)           Accounts,

(b)           Books,

(c)           Equipment,

(d)           General Intangibles,

(e)           Inventory,

(f)           Investment Property,

(g)           Negotiable Collateral,

(h)           Commercial Tort Claims,

(i)           Supporting obligations,

(j)           DDAs,

(k)           Securities Accounts,

(l)           leasehold interests in real estate,

(m)           cash, Cash Equivalents, money or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender, and

(n)           the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral Access Agreement” means a landlord waiver, processor waiver, bailee letter, or other acknowledgement or agreement of any lessor, warehouseman, processor, bailee,  consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any of  the Collateral, in each case in form and substance satisfactory to the Lender.

“Commercial Tort Claims” means any “commercial tort claim” as such term is defined in the Code.

“Compliance Certificate” means that compliance certificate completed and executed by the Borrower in the form attached hereto as Exhibit D.

“Confirmation Order” means a final and non-appealable order of the Bankruptcy Court, in form and substance satisfactory to Lender, entered pursuant to Section 1129 of the Bankruptcy Code which order, among other things, confirms the Chapter 11 Plan and approves this Agreement in all respects.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any “deposit account” as such term is defined in the Code and includes any checking or other demand deposit account maintained by the Borrower.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Disbursement Letter” means an instructional letter executed and delivered by the Borrower to the Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to the Lender.

“Dollar” or “Dollars” or “$” means currency of the United States.

 “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of the Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) or onto any facilities that received Hazardous Materials generated by the Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign, or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, to the extent binding on the Borrower, relating to the environment, employee health and safety, or Hazardous Materials (including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC, § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials)); and any state, local, or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party that relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority or third party for Environmental Liabilities and Costs.

“Equipment” means any “equipment” as such term is defined in the Code and includes all of the Borrower’s now owned and hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which the Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with the Borrower and whose employees are aggregated with the employees of the Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Lender” means Interstellar Holdings, LLC.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” has the meaning set forth in Section 1.2.

“General Intangibles” means any “general intangible” as such term is defined in the Code and includes all of the Borrower’s now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, chooses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

“Governing Documents” means as to any Person that is (a) a corporation, the certificate or articles of incorporation and by-laws or code of regulations of such Person, (b) a limited liability company, the articles of organization and limited liability company agreement, operating agreement, or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” has the meaning set forth in Section 16.1.

“Guarantor” and “Guarantors” have the meanings set forth in the preamble.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

 “Indebtedness” means (a) all obligations of the Borrower for borrowed money, (b) all obligations of the Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of the Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of the Borrower under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of the Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations of the Borrower for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of the Borrower’s business and repayable in accordance with customary trade practices), (f) all obligations of the Borrower guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to the Borrower) any obligation of any other Person, and (g) all obligations of the Borrower under the Chapter 11 Plan.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, receivership compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interstellar Royalty Agreement” means that certain Royalty Agreement dated as of August 1, 2006, between the Borrower and Tarun Mendiratta, as assigned to Lender in June, 2007.

 “Inventory” means all “inventory” as such term is defined in the Code and includes all of the Borrower’s now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by the Borrower as lessor, goods that are furnished by the Borrower under a contract of service, and finished goods, raw materials, work in process, or materials used or consumed in the Borrower’s business, and minerals including coal in the ground and above the ground.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means any “investment property” as such term is defined in the Code and includes all of the Borrower’s now owned or hereafter acquired right, title, and interest in investment property, and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid or incurred by the Lender, (b) fees, costs, or charges, including costs of travel and lodging, paid or incurred by the Lender in connection with the Lender’s transactions with any Loan Party, and (c) the Lender’s reasonable fees and expenses (including attorneys’ fees) incurred in structuring, drafting, reviewing, administering, enforcing, or amending the Loan Documents.

“Lender-Related Person” means, with respect to the Lender, the Lender, together with the Lender’s Affiliates, and the officers, directors, managers, members, employees, and agents of the Lender and its Affiliates.

 “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes.

“Loan Documents” means this Agreement, the Disbursement Letter, the Promissory Note, any other note or notes executed by the Borrower in connection with this Agreement and payable to the Lender, and any other agreement, document, or instrument entered into, now or in the future, by any Loan Party and delivered to the Lender in connection with this Agreement or the transactions contemplated hereby, as any or all of the foregoing may be amended, restated, supplemented, and/or renewed from time to time.

“Loan Party” means each of the Borrower and each Guarantor, and “Loan Parties” means the Borrower and the Guarantors collectively.

“Loans” means all loans, advances of credit, and other sums now or hereafter advanced by or on behalf of the Lender to or for the benefit of Borrower.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, (b) a material impairment of any Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral.

“Maximum Revolver Amount” has the meaning set forth in Section 2.1.

 “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (a) that is, or within the immediately preceding six (6) years was, contributed to by the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate or (b) with respect to which the Borrower or any Subsidiary of the Borrower may incur any liability.

“Negotiable Collateral” means “letter-of-credit rights,” “instruments,” “documents,” “deposit accounts,” “chattel paper” and “supporting obligations” as such terms are defined in the Code and includes all of the Borrower’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, deposit accounts, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

 “Obligations” means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to the Loan Parties pursuant hereto), obligations, fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by the Loan Parties to the Lender, whether pursuant to or evidenced by the Loan Documents or otherwise, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that any Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Overadvance” has the meaning set forth in Section 2.6.

 “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions by the Borrower in the ordinary course of the Borrower’s business of Equipment that is substantially worn, damaged, or obsolete, (b) sales by the Borrower of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by the Borrower in a manner that is not prohibited by the terms of this Agreement, the other Loan Documents, the Chapter 11 Plan or otherwise in the ordinary course of business, and (d) the licensing by the Borrower, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of the Borrower’s business.

“Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

“Permitted Liens” means (a) Liens held by the Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) the interests of lessors under operating leases, (d) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of the Borrower’s business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of the Borrower’s business and not in connection with the borrowing of money, (h) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of the Borrower’s business, and (i) Liens resulting from any judgment or award that is not an Event of Default hereunder.

“Permitted Protest” means the right of any Loan Party to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by any Loan Party in good faith, and (c) the Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens in favor of the Lender.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $2 million.

“Permits” has the meaning set forth in Section 5.21.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with the Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Promissory Note” means the revolving note from the Borrower to the Lender in the form of Exhibit E hereto.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capital Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

 “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601, et seq.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

“Revolving Credit Loans” has the meaning set forth in Section 2.1.

“Revolving Credit Maturity Date” has the meaning set forth in Section 2.1.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Stock” means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in, or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants, or options exchangeable for or convertible into such shares, interests, participations, rights, or other equity.

 “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

 “Termination Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (b) the withdrawal of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent by the Borrower, any Subsidiary of the Borrower, or any of ERISA Affiliate to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (e) any event or condition (i) that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any Subsidiary of the Borrower, or any of ERISA Affiliate from a Multiemployer Plan.

 “Voidable Transfer” has the meaning set forth in Section 17.5.

EXHIBIT B

FORM OF BORROWING REQUEST

B-1

EXHIBIT C

CONDITIONS PRECEDENT

(a)         the Closing Date shall occur on or before March 31, 2010;

(b)         the Confirmation Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent the written consent of the Lender;

(c)         the Lender shall have filed financing statements and fixture filings with respect to the Collateral against the Borrower as required by the Lender;

(d)         the Lender shall have received each of the following documents, in form and substance satisfactory to the Lender:

(i)           the Disbursement Letter;

(ii)          the Promissory Note;

(iii)         a W-9 form duly completed for the Borrower;

(iv)         evidence that all parties with any interest in real property subject to a lease to Borrower have received notice of the Borrower’s approved disclosure statement and proposed plan of reorganization through the solicitation process; and

(v)          leasehold mortgages for all real property subject to a lease to Borrower, executed by Borrower.

(e)         the Lender shall have received a certificate from the Secretary of each Loan Party attesting to (i) the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and authorizing specific officers of such Loan Party to execute the same and (ii) the incumbency and signatures of such officers;

(f)          the Lender shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party;

(g)         the Lender shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

C-1

(h)           the Lender shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute or result in a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i)           the Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.6, the form and substance of which shall be satisfactory to the Lender;

(j)           the Borrower shall have paid to the Lender all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(k)           the Lender shall be satisfied that the Lender has been granted and continues to have a perfected, first priority lien in the Collateral;

(l)           all other documents and legal matters required by the Lender in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Lender; and

(m)          the Chapter 11 Plan shall have become effective by its terms.

C-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

D-1

EXHIBIT E

FORM OF REVOLVING CREDIT NOTE

E-1